EXHIBIT 4.1

FIRST AMENDMENT TO
SERIES 2005-1 INDENTURE SUPPLEMENT

THIS FIRST AMENDMENT TO SERIES 2005-1 INDENTURE SUPPLEMENT, dated as of as October 19, 2006 (this “Amendment”), is among The Bank of New York Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A.), as indenture trustee (the “Indenture Trustee”), and CNH Wholesale Master Note Trust, a Delaware statutory trust (the “Issuer”).

BACKGROUND

WHEREAS, the parties hereto are parties to the Series 2005-1 Indenture Supplement, dated as of June 29, 2005 (the “Indenture Supplement”) to the Indenture, dated as of September 1, 2003, between the Issuer and the Indenture Trustee (the “Master Indenture”); and

WHEREAS, the parties hereto desire to amend the Indenture Supplement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Definitions.  Capitalized terms used but not otherwise defined herein have the meanings ascribed them in the Indenture Supplement.  All terms shall be interpreted according to Section 1.01 of the Indenture Supplement.

SECTION 2.  Amendments.  The Indenture Supplement is hereby amended as set forth in this Section 2.

(a)           The definition of “Dealer Overconcentrations” contained in Section 1.01 of the Indenture Supplement is amended to read in its entirety as follows:

“Dealer Overconcentrations” on any Payment Date means, with respect to any Main Dealer, the excess, if any, of:

(a)           the aggregate of all amounts of Principal Receivables due from the Main Dealer on the last day of the Collection Period immediately preceding such Payment Date; over

(b)           (i) 7.50% of the Pool Balance on the last day of the immediately preceding Collection Period, with respect to the Main Dealer that has an Account with the highest outstanding principal balance, (ii) 3.25% of the Pool Balance on the last day of the immediately preceding Collection Period, with respect to the Main Dealer that has an Account with the second highest outstanding principal balance, (iii) 2.00% of the Pool Balance on the last day of the immediately preceding Collection Period, with respect to the Main Dealer that has an Account with the third highest outstanding principal balance, (iv) 1.50% of the Pool Balance on the last day of the immediately preceding Collection Period, with respect to the Main Dealers with the fourth and fifth highest outstanding principal balance or (v) 1.00% of the Pool Balance on the last day of the immediately preceding Collection Period, with respect to any other single Main Dealer.”.

(b)           The definition of  “Rental Overconcentration Amount” contained in Section 1.01 of the Indenture Supplement is hereby amended by deleting the reference to “15%” therein and replacing such language with “17.5%”.

(c)           The following definition is hereby inserted into the correct alphabetical location in Section 1.01 of the Indenture Supplement:

““Reserve Fund Percentage” means 4.50%; provided, that, if the average of the Monthly Payment Rates for the three preceding Collection Periods is (a) less than 11% for any Determination Date falling in the months of February through April or (b) less than 14% for any Determination Date falling in the months of May through January, then the “Reserve Fund Percentage” shall be 5.25%.”.

(d)           The definition of “Reserve Fund Required Amount” contained in Section 1.01 of the Indenture Supplement is amended to read in its entirety as follows:

““Reserve Fund Required Amount” means for any Payment Date, an amount equal to the lesser of (a) the Reserve Fund Percentage multiplied by the initial Outstanding Dollar Principal Amount on such Payment Date and (b) the Outstanding Dollar Principle Amount on such Payment Date.”.

(e)           Section 4.01(7) of the Indenture Supplement is amended to read in its entirety as follows:

“on any Determination Date that occurs during the months of February through April, the average of the Monthly Payment Rates for the three preceding Collection Periods is less than 10%; or on any Determination Date that occurs during the months of May through January, the average of the Monthly Payment Rates for the three preceding Collection Periods is less than 13%;”.

SECTION 3.  Representations and Warranties.  In order to induce the parties hereto to enter into this Amendment, each of the parties hereto represents and warrants unto the other parties hereto as set forth in this Section 3:

(a)           Due Authorization, Non Contravention, etc.  The execution, delivery and performance by such party of this Amendment are within its powers, have been duly authorized by all necessary action and do not (i) contravene its organizational documents or (ii) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting it; and

(b)           Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and general equitable principles.

SECTION 4.  Binding Effect; Ratification.

(a)           This Amendment shall become effective, as of the date first set forth above (the “Effective Date”), when (i) counterparts hereof shall have been executed and delivered by the parties hereto; (ii) the Rating Agency Condition shall have been satisfied; (iii) a Tax Opinion shall have been delivered to the Indenture Trustee pursuant to Section 10.01 of the Master Indenture; (iv) the Indenture Trustee shall have received from the Issuer pursuant to Sections 1.02 and 10.01 of the Master Indenture, an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not, and is not reasonably expected to, result in the occurrence of an Early Amortization Event or Event of Default and will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect and an Officer’s Certificate to the effect that all conditions precedent to this Amendment provided for in the Indenture shall have been satisfied; (v) the Indenture Trustee shall have received an Opinion of Counsel to the effect that this Amendment is authorized or permitted by the Indenture and all conditions precedent to this Amendment shall have been satisfied; and (vi) not less than 66 2/3% in Outstanding Principal Dollar Amount of the Series 2005-1 Noteholders as of 5:00 p.m., New York City time on August 31, 2006 shall have consented to the Amendment (the “Required Noteholders”).  Thereafter this Amendment shall be binding on the parties hereto and their respective successors and assigns.  By executing this Amendment, the Indenture Trustee shall be deemed to represent that it has received the written consent of the Required Noteholders.

(b)           The Indenture Supplement, as amended hereby, remains in full force and effect.  Any reference to the Indenture Supplement from and after the date hereof shall be deemed to refer to the Indenture Supplement as amended hereby, unless otherwise expressly stated.

(c)           Except as expressly amended hereby, the Indenture Supplement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.  Miscellaneous.

(a)           THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment or any provision hereof.

(c)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(d)           Executed counterparts of this Amendment may be delivered electronically.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

CNH WHOLESALE MASTER NOTE TRUST

By:	The Bank of New York, not in its individual
capacity but solely as Owner Trustee

By:	/s/ Catherine Murray
	Name:	Catherine Murray
	Title:	Assistant Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Indenture Trustee and not in its individual capacity

By:	/s/ Keith Richardson
	Name:	Keith Richardson
	Title:	Vice President

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